For the fiscal year ended May 31, 2013
File number 811-22632
Prudential Short Duration High Yield Fund, Inc.



SUB-ITEM 77Q2
Section 16(a) Beneficial Ownership Reporting Compliance

On June 21, 2013 an initial statement of beneficial ownership was filed late for Bruce Karpati to report his appointment as Chief Compliance officer of the Fund. At such time, he had no transactions to report.